     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2002

                                            REGISTRATION STATEMENT NO. 333-82654

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             _____________________

                                AMENDMENT NO. 1

                                       TO
                                    FORM S-3
                             _____________________

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             _____________________

                        MILLENNIUM PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)
                             _____________________

                          DELAWARE                                                    04-3177038
              (State or other jurisdiction of                                      (I.R.S. Employer
               incorporation or organization)                                    Identification No.)

                                75 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                  617-679-7000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             _____________________

                                 MARK J. LEVIN
                            CHIEF EXECUTIVE OFFICER
                        MILLENNIUM PHARMACEUTICALS, INC.
                                75 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                  617-679-7000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             _____________________

                                   COPIES TO:

                   DAVID E. REDLICK, ESQ.                                     JOHN B. DOUGLAS III, ESQ.
                 RICHARD G. COSTELLO, ESQ.                            SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                     HALE AND DORR LLP                                     MILLENNIUM PHARMACEUTICALS, INC.
                      60 STATE STREET                                              75 SIDNEY STREET
                BOSTON, MASSACHUSETTS 02109                                 CAMBRIDGE, MASSACHUSETTS 02139
                        617-526-6000                                                 617-679-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------


    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING HOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING HOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION DATED MARCH 28, 2002

PROSPECTUS

                                  $300,000,000

                   [MILLENNIUM PHARMACEUTICALS, INC. GRAPHIC]

                        MILLENNIUM PHARMACEUTICALS, INC.
                4.50% CONVERTIBLE SENIOR NOTES DUE JUNE 15, 2006

     7,386,660 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                             ---------------------

     In connection with our merger acquisition of COR Therapeutics, Inc., which was consummated on February 12, 2002, we have assumed the obligations of COR under the 4.50% Convertible Senior Notes due June 15, 2006 which originally were issued by COR in June and July 2001. The notes are now obligations of Millennium and are convertible into shares of our common stock.

     This prospectus covers resales by selling holders of:

     - our 4.50% Convertible Senior Notes due June 15, 2006; and

     - our common stock into which the notes are convertible.

     Our 4.50% Convertible Senior Notes have the following provisions:

        Interest Payments:   June 15 and December 15 of each year
        Conversion Rate:     24.6222 shares per $1,000 principal amount
        Redemption Options:  -- By us at any time after June 15, 2004
                             -- By noteholders in the event of a change in
                             control

     We will not receive any of the proceeds from the sale of the notes or shares by the selling holders.


     Our common stock is quoted on the Nasdaq National Market under the symbol "MLNM." The last reported sale price of our common stock on March 25, 2002 was $23.31.


                             ---------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.


                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                    Prospectus dated                 , 2002

                               TABLE OF CONTENTS


CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    1
SUMMARY.....................................................    2
RISK FACTORS................................................    5
RATIO OF EARNINGS TO FIXED CHARGES..........................   16
USE OF PROCEEDS.............................................   16
DESCRIPTION OF THE NOTES....................................   17
DESCRIPTION OF CAPITAL STOCK................................   28
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS....   33
SELLING HOLDERS.............................................   38
PLAN OF DISTRIBUTION........................................   42
EXPERTS.....................................................   43
LEGAL MATTERS...............................................   43
WHERE YOU CAN FIND MORE INFORMATION.........................   43
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   43

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated into this prospectus by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and stockholder value may differ materially from those expressed in the forward-looking statements. Many of the important factors that will determine our future results and stockholder value are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We do not assume any obligation to update any forward-looking statements. There are important factors that may cause actual results to differ materially from those suggested by the forward-looking statements. For a discussion of some of these important factors, you should read carefully the section of this prospectus entitled "Risk Factors."

--------------------------------------------------------------------------------
                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included or incorporated by reference into this prospectus. You should carefully consider the information set forth under "Risk Factors." Except in the section entitled "Description of the Notes" and elsewhere as the context otherwise requires, the terms "Millennium," "we," "us" and "our" refer to Millennium Pharmaceuticals, Inc. and its subsidiaries.

                           MILLENNIUM PHARMACEUTICALS


     We are a leading biopharmaceutical company focused on applying our comprehensive and integrated science and technology platform to discover and accelerate the development of breakthrough drugs and predictive medicine products. We expect that these drugs and products ultimately will enable physicians to more closely customize medical treatment by combining knowledge of the genetic basis for disease and the genetic characteristics of a patient. We primarily focus our research and development and commercialization activities in four key disease areas: cardiovascular, oncology, inflammatory and metabolic. We view the pursuit of mergers, acquisitions and product in-licensing as important in achieving our business goals.



     Either alone or in collaboration with strategic partners, we:



     - have developed two therapeutic products that have received FDA approval, INTEGRILIN(R) (eptifibatide) Injection, the patient market-leading, intravenous, anti-platelet cardiovascular product for the treatment of acute coronary syndromes, and the CAMPATH(R) monoclonal antibody for the treatment of chronic lymphocytic leukemia; and



     - currently have ten product candidates in various stages of clinical development.



     We have entered into research, development and commercialization arrangements with major pharmaceutical and biotechnology companies relating to a broad range of therapeutic and predictive medicine products and services. These alliances provide us with the opportunity to share profits and/or receive royalties if our collaborators are successful in developing and commercializing products using our technology. In many cases, we also retain rights to develop and commercialize products resulting from these alliances. We have also entered into technology development and technology transfer arrangements with major pharmaceutical and biotechnology companies. Under these arrangements we work cooperatively with other pharmaceutical and biotechnology companies to enhance our technology platform and provide such companies licenses to use our technology platform for fees and, in some cases, the opportunity to receive royalties if the other companies are successful in developing and commercializing products using our technology platform.



     On February 12, 2002, we acquired COR, which developed INTEGRILIN(R), pursuant to the merger of a wholly owned subsidiary of ours with and into COR. Immediately after this first merger, we caused COR to be merged with and into Millennium Pharmaceuticals, Inc.


     Our principal executive offices are located at 75 Sidney Street, Cambridge, Massachusetts 02139. Our telephone number is (617) 679-7000.


                               RECENT DEVELOPMENT



     On March 14, 2002, we commenced an offer to repurchase for cash all of the notes at 100% of their principal amount, plus accrued and unpaid interest through and including April 28, 2002. We are obligated to make this offer as a result of our acquisition of COR and the subsequent merger of COR into our company, each of which constituted a change in control, as that term is described in the indenture that governs the notes. The offer and withdrawal rights expire at 9:00 a.m., Eastern time, on April 29, 2002. The expiration date of the offer may not be extended, except as required by law.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              SUMMARY OF THE NOTES

Interest...................  We will pay interest on the notes on June 15 and
                             December 15 of each year.

Conversion.................  You may convert the notes into shares of our common stock at any time before the notes mature unless we have redeemed or repurchased the notes. The conversion rate is 24.6222 shares of common stock per $1,000 principal amount of notes. This is equivalent to a conversion price of $40.61 per share. We will adjust the conversion rate each time we take various corporate actions specified in the indenture governing the notes. See "Description of the Notes -- Conversion Rights."


Ranking....................  The notes are senior unsecured obligations that rank equally with our existing and future unsecured and unsubordinated indebtedness and are senior to $300.0 million aggregate principal amount of our outstanding 5.00% convertible subordinated notes due 2007 and $83.3 million aggregate principal amount of our outstanding 5.50% convertible subordinated notes due 2007 as of the date of this prospectus. The notes effectively rank junior to approximately $50.9 million of capital lease obligations outstanding as of February 28, 2002. We may incur additional secured, structurally senior or other indebtedness and other liabilities. See "Description of the Notes -- Ranking."


Global note, book-entry
system.....................  The notes were issued in fully registered form without interest coupons and in minimum
                             denominations of $1,000. Global notes have been deposited with the trustee for the notes, as custodian for The Depository Trust Company, or DTC. DTC and its participants maintain records that show beneficial interests in the notes, and those interests can be transferred only through those records. See "Description of the Notes -- What You Should Know About How the Notes are Held."

Optional redemption........  We may redeem all or a portion on the notes, at our option, on or after June 15, 2004. See "Description of the Notes -- Optional Redemption."

Repurchase at option of
holders upon a change in
control....................  Upon a change in control of Millennium, you will have the right, subject to specified conditions and restrictions, to require us to repurchase for cash all or a portion of your notes at 100% of their principal amount, plus accrued and unpaid interest to the repurchase date. See "Description of the Notes -- Repurchase at Option of Holders Upon a Change in Control."

Events of default..........  The following are events of default under the indenture for the notes:

                             - we fail to pay the principal of or any premium on
                               any note when due;

                             - we fail to pay any interest on any note when due
                               and that non-payment continues for 30 days;

                             - we fail to provide the notice that we are
                               required to give upon a change in control;
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             - we fail to perform any other covenant in the
                               indenture and that failure continues for a period of 60 days after written notice to us;

                             - we fail to pay some types of indebtedness that
                               become due for money borrowed by us or any subsidiary that is in excess of $10 million; and

                             - events of bankruptcy, insolvency or
                               reorganization specified in the indenture.

                             See "Description of the Notes -- Events of
                             Default."

Governing law..............  The laws of the State of New York govern the indenture and the notes.
--------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in the notes or in our common stock involves a high degree of risk. In addition to the other information set forth or incorporated by reference into this prospectus, the following risk factors should be considered carefully in evaluating us and our business before investing in the notes or in our common stock. If any of the following events actually occurs, our business, financial condition and results of operations would likely suffer, possibly materially.

RISKS RELATING TO COR ACQUISITION

  WE MAY FACE CHALLENGES IN INTEGRATING COR AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF THE MERGER.

     We closed the acquisition of COR on February 12, 2002. Integrating the operations and personnel of COR with our other operations and personnel will be a complex process. We are uncertain that the integration will be completed rapidly or that we will achieve the anticipated benefits of the merger. The successful integration of COR will require, among other things, coordination of discovery and development efforts and integration of COR's administration and sales and marketing groups into our existing groups. The inability to successfully integrate the operations and personnel of COR or any significant delays in achieving integration could have a material adverse effect on our business.

  AS A RESULT OF OUR MERGER WITH COR, WE ARE A SUBSTANTIALLY LARGER AND BROADER ORGANIZATION; IF OUR SENIOR EXECUTIVE TEAM IS UNABLE TO SUCCESSFULLY MANAGE THE COMBINED COMPANY, OUR OPERATING RESULTS WILL SUFFER.


     As a result of our acquisition of COR, we face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to develop appropriate systems, policies, benefits and compliance programs. In addition, COR has focused on developing products for treating and preventing cardiovascular diseases, while we have targeted oncology, inflammatory disease and metabolic disease. We will need to manage the allocation of our resources to this additional focus area, which includes the FDA approved drug INTEGRILIN(R) (eptifibatide) Injection. In the event we do not effectively manage the allocation of resources among our programs, sales of INTEGRILIN(R), or our ability to successfully develop our other existing product candidates into revenue generating products could be materially adversely affected.


  UNDER THE TERMS OF THE INDENTURES FOR COR'S CONVERTIBLE NOTES, WHICH WE HAVE ASSUMED, WE ARE REQUIRED TO OFFER TO REPURCHASE THE NOTES FOR CASH.

     We have assumed the indentures governing COR's convertible notes, including the notes offered by this prospectus, aggregating $600 million in outstanding principal amount. Under these indentures, as a result of our acquisition of COR, we are required to offer to repurchase the notes. In the event that the holders of large numbers of these notes accept the repurchase offer, the amount of our cash could be substantially diminished.

  THE MERGER COULD CAUSE US TO LOSE KEY COR PERSONNEL AND REQUIRE US TO INCUR SUBSTANTIAL COSTS TO RECRUIT REPLACEMENTS FOR LOST PERSONNEL.


     As a result of our acquisition of COR, former COR employees could experience uncertainty about their future roles within our company. This uncertainty may adversely affect our ability to retain key COR management, sales, marketing and technical personnel. Any failure to retain key personnel could have a material adverse effect on our business.

REGULATORY RISKS


  WE MAY NOT BE ABLE TO OBTAIN MARKETING APPROVAL FOR PRODUCTS OR SERVICES RESULTING FROM OUR DEVELOPMENT EFFORTS OR TO MARKET INTEGRILIN(R) (EPTIFIBATIDE) INJECTION FOR ADDITIONAL THERAPEUTIC USES.



     All of the products that we are developing will require additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. This process is lengthy, often taking a number of years, and expensive. In some cases, the length of time that it takes for us to achieve various regulatory approval milestones affects the payments that we are eligible to receive under our strategic alliance agreements. For example, a payment is due to us from Schering if INTEGRILIN(R) receives an expanded marketing authorization for the European Union.


     We may need to successfully address a number of technological challenges in order to complete development of our products. Moreover, these products may not be effective in treating any disease or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

     INTEGRILIN(R) has been approved for a specific set of therapeutic uses. To grow our business, we may need to obtain regulatory approval to be able to promote INTEGRILIN(R) for additional therapeutic uses.

  IF WE FAIL TO COMPLY WITH REGULATORY REQUIREMENTS, OR IF WE EXPERIENCE UNANTICIPATED PROBLEMS WITH OUR APPROVED PRODUCTS, OUR PRODUCTS COULD BE SUBJECT TO RESTRICTIONS OR WITHDRAWAL FROM THE MARKET.

     Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Later discovery of previously unknown problems with our products or manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market or the imposition of civil or criminal penalties.

  WE HAVE ONLY LIMITED EXPERIENCE IN REGULATORY AFFAIRS, AND SOME OF OUR PRODUCTS MAY BE BASED ON NEW TECHNOLOGIES; THESE FACTORS MAY AFFECT OUR ABILITY OR THE TIME WE REQUIRE TO OBTAIN NECESSARY REGULATORY APPROVALS.

     We have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals. Moreover, certain of the products that are likely to result from our research and development programs may be based on new technologies and new therapeutic approaches that have not been extensively tested in humans. The regulatory requirements governing these types of products may be more rigorous than for conventional products. As a result, we may experience a longer regulatory process in connection with any products that we develop based on these new technologies or new therapeutic approaches.

RISKS RELATING TO OUR BUSINESS, STRATEGY AND INDUSTRY


  OUR REVENUES OVER THE NEXT SEVERAL YEARS WILL BE MATERIALLY DEPENDENT ON THE COMMERCIAL SUCCESS OF INTEGRILIN(R).


     Our revenues over the next several years will be materially dependent on the commercial success of INTEGRILIN(R), which has been on the market in the United States since June 1998. Marketing outside the United States commenced in mid-1999. Although sales of INTEGRILIN(R) have increased since its launch, if sales do not continue to increase over current levels, we will not achieve our business plan and may be forced to scale back our operations and research and development programs.

  BECAUSE DISCOVERING DRUGS BASED UPON GENOMICS IS NEW, IT IS POSSIBLE THAT THIS DISCOVERY PROCESS WILL NOT RESULT IN COMMERCIAL PRODUCTS OR SERVICES.

     The process of discovering drugs based upon genomics is new and evolving rapidly. We focus our genomics research primarily on diseases that may be linked to several or many genes working in combination. Both we and the general scientific and medical communities have only a limited understanding relating to the role of genes and their products in these diseases. To date, we have not commercialized any products discovered through our genomics research, and we may not be successful in doing so in the future. In addition, relatively few products based on gene discoveries have been developed and commercialized by others. Rapid technological development by us or others may result in compounds, products or processes becoming obsolete before we recover our development expenses.

  WE FACE SUBSTANTIAL COMPETITION, PARTICULARLY IN THE CARDIOVASCULAR DISEASE MARKET, WHICH MAY RESULT IN OTHERS DISCOVERING, DEVELOPING OR COMMERCIALIZING PRODUCTS AND SERVICES BEFORE OR MORE SUCCESSFULLY THAN US.

     The fields of genomics, biotechnology and pharmaceuticals are highly competitive. Many of our competitors are substantially larger than us and have substantially greater capital resources, research and development staffs and facilities than us. Furthermore, many of our competitors are more experienced than us in drug discovery, development and commercialization, obtaining regulatory approvals and product manufacturing and marketing. As a result, our competitors may identify genes associated with diseases or discover, develop and commercialize pharmaceutical products or services before us. In addition, our competitors may discover, develop and commercialize products or services that render non-competitive or obsolete the products or services that we or our collaborators are seeking to develop and commercialize.


     In particular due to the incidence and severity of cardiovascular diseases, the market for therapeutic products that address these diseases is large, and competition is intense and expected to increase. Our most significant competitors are major pharmaceutical companies and more established biotechnology companies. The two products that compete with INTEGRILIN(R) (eptifibatide) Injection are ReoPro(R), which is produced by Johnson & Johnson and sold by Johnson & Johnson and Eli Lilly & Co., and Aggrastat(R), which is produced and sold by Merck & Co., Inc. These competitors operate large, well-funded cardiovascular research and development programs and have significant expertise in manufacturing, testing, regulatory matters and marketing.


  IF OUR CLINICAL TRIALS ARE UNSUCCESSFUL, OR IF THEY EXPERIENCE SIGNIFICANT DELAYS, OUR ABILITY TO COMMERCIALIZE PRODUCTS WILL BE IMPAIRED.

     We must provide the FDA and foreign regulatory authorities with preclinical and clinical data that demonstrate that our products are safe and effective before they can be approved for commercial sale. Clinical development, including preclinical testing, is a long, expensive and uncertain process. It may take us several years to complete our testing, and failure can occur at any stage of testing. Interim results of preclinical or clinical studies do not necessarily predict their final results, and acceptable results in early studies might not be seen in later studies. Any preclinical or clinical test may fail to produce results satisfactory to the FDA. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results from a preclinical study or clinical trial or adverse medical events during a clinical trial could cause a preclinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful.

     We may not complete our planned preclinical or clinical trials on schedule or at all. In addition, due to the substantial demand for clinical trial sites in the cardiovascular area, we may have difficulty obtaining a sufficient number of appropriate patients or clinician support to conduct our clinical trials as planned. If so, we may have to expend substantial additional funds to obtain access to resources or delay or modify our plans significantly. Our product development costs will increase if we experience delays in testing or approvals. Significant clinical trial delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products or potential products.

  WE MAY NOT BE ABLE TO OBTAIN BIOLOGICAL MATERIAL, INCLUDING HUMAN AND ANIMAL DNA SAMPLES, REQUIRED FOR OUR GENETIC STUDIES, WHICH COULD DELAY OR IMPEDE OUR DRUG DISCOVERY EFFORTS.

     Our gene identification strategy includes genetic studies of families and populations prone to particular diseases. These studies require the collection of large numbers of DNA samples from affected individuals, their families and other suitable populations as well as animal models. The availability of DNA samples and other biological material is important to our ability to discover the genes responsible for human diseases through human genetic approaches and other studies. Competition for these resources is intense. Access to suitable populations, materials and samples could be limited by forces beyond our control, including governmental actions. Some of our competitors may have obtained access to significantly more family and population resources and biological materials than we have obtained. As a result, we may not be able to obtain access to DNA samples necessary to support our human gene discovery programs.

  BECAUSE MANY OF THE PRODUCTS AND SERVICES THAT WE DEVELOP WILL BE BASED ON NEW TECHNOLOGIES AND THERAPEUTIC APPROACHES, THE MARKET MAY NOT BE RECEPTIVE TO THESE PRODUCTS AND SERVICES UPON THEIR INTRODUCTION.

     The commercial success of any of our products and services for which it may obtain marketing approval from the FDA or other regulatory authorities will depend upon their acceptance by the medical community and third party payors as clinically useful, cost-effective and safe. Many of the products and services that we are developing are based upon new technologies or therapeutic approaches. As a result, it may be more difficult for us to achieve market acceptance of our products and services, particularly the first products and services that we introduce to the market based on new technologies and therapeutic approaches. Our efforts to educate the medical community on these potentially unique approaches may require greater resources than would be typically required for products and services based on conventional technologies or therapeutic approaches. The safety, efficacy, convenience and cost-effectiveness of our products as compared to competitive products will also affect market acceptance.

RISKS RELATING TO OUR FINANCIAL RESULTS AND NEED FOR FINANCING

  WE HAVE INCURRED SUBSTANTIAL LOSSES AND EXPECT TO CONTINUE TO INCUR LOSSES. WE WILL NOT BE SUCCESSFUL UNLESS WE REVERSE THIS TREND.

     We have incurred losses in all but two of the years since our inception. We expect to continue to incur substantial operating losses in future periods. Prior to our acquisition of COR, substantially all of our revenues resulted from payments from collaborators, and not from the sale of products.

     We expect to increase our spending significantly as we continue to expand our infrastructure, research and development programs and commercialization activities. As a result, we will need to generate significant revenues to pay these costs and achieve profitability. We cannot be certain whether or when we will become profitable because of the significant uncertainties with respect to our ability to generate revenues from the sale of products and services and from existing and potential future strategic alliances.

  WE MAY NEED ADDITIONAL FINANCING, WHICH MAY BE DIFFICULT TO OBTAIN. OUR FAILURE TO OBTAIN NECESSARY FINANCING OR DOING SO ON UNATTRACTIVE TERMS COULD ADVERSELY AFFECT OUR DISCOVERY AND DEVELOPMENT PROGRAMS AND OTHER OPERATIONS.


     We will require substantial funds to conduct research and development, including preclinical testing and clinical trials of our potential products. We will also require substantial funds to meet our obligations to our collaborators and maximize the prospective benefits to us from our alliances, manufacture and market products and services that are approved for commercial sale, including INTEGRILIN(R) (eptifibatide) Injection, and meet our debt service obligations. Additional financing may not be available when we need it or may not be available on favorable terms.

     If we are unable to obtain adequate funding on a timely basis, we may be required to significantly curtail one or more of our discovery or development programs. We could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

  OUR INDEBTEDNESS AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW.


     At February 28, 2002, we had $734.2 million of outstanding debt, including the notes offered by this prospectus and capital lease obligations. During each of the last five years, our earnings were insufficient to cover our fixed charges. During each of the next three years, we will be required to make interest payments on our outstanding convertible notes totaling approximately $33.1 million. If we are unable to generate sufficient cash to meet these obligations and have to use existing cash or investments, we may have to delay or curtail our research and development programs.


     We intend to fulfill our debt service obligations both from cash generated by our operations and from our existing cash and investments. We may add additional lease lines to finance capital expenditures and may obtain additional long-term debt and lines of credit.

     Our indebtedness could have significant additional negative consequences, including:

     - increasing our vulnerability to general adverse economic and industry conditions;

     - limiting our ability to obtain additional financing;

     - requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

     - placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

  WE HAVE ENTERED INTO AN AGREEMENT TO RESTRUCTURE OUR INTEREST IN CAMPATH(R); AS A RESULT, WE WILL NO LONGER HAVE CONTROL OVER THE FINANCIAL SUCCESS OF THAT PRODUCT.


     On December 31, 2001, ILEX Oncology, Inc. acquired our equity interest in Millennium & ILEX Partners L.P., which owns the CAMPATH(R) product. In exchange for our equity interest in Millennium and ILEX Partners, ILEX paid us $20 million on December 31, 2001 and is obligated to pay us up to an additional $120 million over the next three years if sales of CAMPATH(R) in the U.S. meet specified sales thresholds. In addition, we will be entitled to additional payments from ILEX based on U.S. sales of CAMPATH(R) after 2004. There can be no assurance that we will receive any of the payments that are dependent on sales of CAMPATH(R). In addition, as a result of the restructuring, we will have no ability to influence the actions of the entity that owns CAMPATH(R) and, therefore, will have no control over the financial success of CAMPATH(R).


RISKS RELATING TO COLLABORATORS

 WE DEPEND SIGNIFICANTLY ON OUR COLLABORATORS TO DEVELOP AND COMMERCIALIZE PRODUCTS AND SERVICES BASED ON OUR WORK. OUR BUSINESS MAY SUFFER IF ANY OF OUR COLLABORATORS BREACHES ITS AGREEMENT OR FAILS TO SUPPORT OR TERMINATES ITS ALLIANCE WITH US.


     We conduct most of our discovery and development activities through strategic alliances and market and sell INTEGRILIN(R) (eptifibatide) Injection through an alliance with Schering. The success of our alliances depends heavily on the efforts and activities of our collaborators. Each of our collaborators has significant discretion in determining the efforts and resources that they will apply to the alliance. Our existing and any future alliances may not be scientifically or commercially successful.

     The risks that we face in connection with these alliances include:

     - all of our strategic alliance agreements are subject to termination under various circumstances, including, in many cases, on short notice without cause;

     - in our strategic alliance agreements, we generally agree not to conduct specified types of research and development in the field that is the subject of the alliance. These agreements may have the effect of limiting the areas of research and development we may pursue, either alone or in collaboration with third parties;

     - our collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products and services that are the subject of the alliance with us;

     - our collaborators may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries; and


     - we will rely on our collaborators to manufacture most products covered by our alliances. For example, Schering is one of the manufacturers of INTEGRILIN(R) (eptifibatide) Injection and Becton Dickinson has the sole right to develop, manufacture and commercialize our Melastatin(R) gene detection product.


  WE MAY NOT BE SUCCESSFUL IN ESTABLISHING ADDITIONAL STRATEGIC ALLIANCES, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS AND SERVICES.

     An important element of our business strategy is entering into strategic alliances for the development and commercialization of products and services based on our discoveries. We face significant competition in seeking appropriate collaborators. Moreover, these alliance arrangements are complex to negotiate and time-consuming to document. We may not be successful in our efforts to establish additional strategic alliances or other alternative arrangements. The terms of any additional strategic alliances or other arrangements that we establish may not be favorable to us. Moreover, such strategic alliances or other arrangements may not be successful.

RISKS RELATING TO INTELLECTUAL PROPERTY

 IF WE ARE UNABLE TO OBTAIN PATENT PROTECTION FOR OUR DISCOVERIES, THE VALUE OF OUR TECHNOLOGY AND PRODUCTS WILL BE ADVERSELY AFFECTED. IF WE INFRINGE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, WE MAY NOT BE ABLE TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS AND SERVICES OR THE COST OF DOING SO MAY INCREASE.

     Our patent positions, and those of other pharmaceutical and biotechnology companies, are generally uncertain and involve complex legal, scientific and factual questions.

     Our ability to develop and commercialize products and services depends in significant part on our ability to:

     - obtain patents;

     - obtain licenses to the proprietary rights of others on commercially reasonable terms;

     - operate without infringing upon the proprietary rights of others;

     - prevent others from infringing on our proprietary rights; and

     - protect trade secrets.

  THERE IS SIGNIFICANT UNCERTAINTY ABOUT THE VALIDITY AND PERMISSIBLE SCOPE OF PATENTS IN OUR INDUSTRY, WHICH MAY MAKE IT DIFFICULT FOR US TO OBTAIN PATENT PROTECTION FOR OUR DISCOVERIES.

     The validity and permissible scope of patent claims in the pharmaceutical and biotechnology fields, including the genomics field, involve important unresolved legal principles and are the subject of public policy debate in the United States and abroad. For example, there is significant uncertainty both in the United States and abroad regarding the patentability of gene sequences in the absence of functional data and the scope of patent protection available for full-length genes and partial gene sequences. Moreover, some groups have made particular gene sequences available in publicly accessible databases. These and other disclosures may adversely affect our ability to obtain patent protection for gene sequences claimed by us in patent applications that we file subsequent to such disclosures. There is also some uncertainty as to whether human clinical data will be required for issuance of patents for human therapeutics. If such data are required, our ability to obtain patent protection could be delayed or otherwise adversely affected.

 THIRD PARTIES MAY OWN OR CONTROL PATENTS OR PATENT APPLICATIONS AND REQUIRE US TO SEEK LICENSES, WHICH COULD INCREASE OUR DEVELOPMENT AND COMMERCIALIZATION COSTS, OR PREVENT US FROM DEVELOPING OR MARKETING OUR PRODUCTS OR SERVICES.

     We may not have rights under some patents or patent applications related to our proposed products, processes or services. Third parties may own or control these patents and patent applications in the United States and abroad. Therefore, in some cases, such as those described below, to develop, manufacture, sell or import certain of our proposed products, processes or services, we or our collaborators may choose to seek, or be required to seek, licenses under third party patents issued in the United States and abroad or those that might issue from United States and foreign patent applications. In such event, we would be required to pay license fees or royalties or both to the licensor. If licenses are not available to us on acceptable terms, we or our collaborators may not be able to develop, manufacture, sell or import these products, processes or services.


     With respect to our product candidate MLN01, we are aware of third party patents and patent applications which relate to certain anti-CD18 antibodies and their use in various methods of treatment including methods of reperfusion therapy and methods of treating focal ischemic stroke. In addition, our MLN01 and MLN02 product candidates are humanized monoclonal antibodies. We are aware of third party patents and patent applications that relate to certain humanized or modified antibodies, products useful for making humanized or modified antibodies and processes for making and using humanized or modified antibodies. We are also aware of third party patents and patent applications relating to certain manufacturing processes, products thereof and materials useful in such processes. We are also aware of third party patent applications and a potentially interfering patent application relating to anti-PSMA antibodies.



     Our product candidates MLN341 and MLN519 are small molecule drug candidates. With respect to MLN341, we are aware of third party patents or patent applications that relate to either intermediates or synthetic processes used in the synthesis of this compound. Additionally, for the use of MLN341 and MLN519 in the treatment of infarctions, we are aware of the existence of a potentially interfering patent application filed by one of our former consultants. We are also aware of third party patents relating to assays relating to the NFkB pathway.


 WE MAY BECOME INVOLVED IN EXPENSIVE PATENT LITIGATION OR OTHER PROCEEDINGS, WHICH COULD RESULT IN OUR INCURRING SUBSTANTIAL COSTS AND EXPENSES OR SUBSTANTIAL LIABILITY FOR DAMAGES OR REQUIRE US TO STOP OUR DEVELOPMENT AND COMMERCIALIZATION EFFORTS.

     There has been substantial litigation and other proceedings regarding the patent and other intellectual property rights in the pharmaceutical and biotechnology industries. We may become a party to patent litigation or other proceedings regarding intellectual property rights. For example, we believe that we hold patent applications that cover genes that are also claimed in patent applications filed by others. Interference proceedings before the United States Patent and Trademark Office may be necessary to establish which party was the first to invent these genes.

     The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent litigation or other proceeding is resolved against us, we or our collaborators may be enjoined from developing, manufacturing, selling or importing our products, processes or services without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

     Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

RISKS RELATING TO PRODUCT MANUFACTURING, MARKETING AND SALES


 BECAUSE WE HAVE LIMITED SALES, MARKETING AND DISTRIBUTION EXPERIENCE AND CAPABILITIES, WE MAY BE DEPENDENT ON THIRD PARTIES TO SUCCESSFULLY PERFORM THESE FUNCTIONS ON OUR BEHALF OR MAY BE REQUIRED TO INCUR SIGNIFICANT COSTS AND DEVOTE SIGNIFICANT EFFORTS TO AUGMENT OUR EXISTING CAPABILITIES.



     We have limited sales, marketing and distribution experience and capabilities, primarily the specialty sales force that we acquired in the COR merger that markets INTEGRILIN(R) (eptifibatide) Injection. Depending on the nature of the products and services for which we obtain market approval, we may need to rely significantly on sales, marketing and distribution arrangements with our collaborators and other third parties. For example, some types of pharmaceutical products require a large sales force and extensive marketing capabilities for effective commercialization. If in the future we elect to perform sales, marketing and distribution functions for such types of products ourselves, we would face a number of additional risks, including the need to recruit a large number of additional experienced marketing and sales personnel.



  BECAUSE WE HAVE LIMITED MANUFACTURING CAPABILITIES, WE WILL BE DEPENDENT ON THIRD PARTY MANUFACTURERS TO MANUFACTURE PRODUCTS FOR US OR WILL BE REQUIRED TO INCUR SIGNIFICANT COSTS AND DEVOTE SIGNIFICANT EFFORTS TO ESTABLISH OUR OWN MANUFACTURING FACILITIES AND CAPABILITIES.


     We have limited manufacturing experience and no commercial scale manufacturing capabilities. In order to continue to develop products and services, apply for regulatory approvals and commercialize products and services, we will need to develop, contract for or otherwise arrange for the necessary manufacturing capabilities.

     We currently rely upon third parties to produce material for preclinical testing purposes and expect to continue to do so in the future. We also expect to rely upon other third parties, including our collaborators, to produce materials required for clinical trials and for the commercial production of certain of our products.


     There are a limited number of manufacturers that operate under the FDA's good manufacturing practices regulations capable of manufacturing our products. As a result, we have experienced some difficulty finding manufacturers for our products with adequate capacity for our anticipated future needs. If we are unable to arrange for third party manufacturing of our products, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.


     Reliance on third party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.

     We may in the future elect to manufacture certain of our products in our own manufacturing facilities. We need to invest substantial additional funds and need to recruit qualified personnel in order to build or lease and operate any manufacturing facilities.


  WE FACE PARTICULAR CHALLENGES IN CONNECTION WITH THE MANUFACTURE OF INTEGRILIN(R) (EPTIFIBATIDE) INJECTION; IF WE DO NOT MEET THESE CHALLENGES OUR REVENUES AND INCOME WILL BE ADVERSELY AFFECTED.



     With respect to INTEGRILIN(R), we have two manufacturers that produce bulk product and two manufacturers, one of which is Schering at its Manati facility in Puerto Rico, that perform fill/finish and packaging. If we do not have adequate supplies of INTEGRILIN(R) to meet market demand, we may lose potential revenues, and the healthcare community may turn to competing products. Fill/finish and packaging of INTEGRILIN(R) at the Schering Manati facility for sale in the United States is in abeyance pending resolution of issues to be addressed by us and Schering relating to production processes and procedures.



     Our manufacturing plans call for the addition of extra capacity for the manufacture of INTEGRILIN(R). If we are not able to secure additional manufacturing capacity on favorable terms, we may not be able to expand capacity sufficiently to meet future market demand.



     We expect to improve or modify our existing process technologies and manufacturing capabilities for INTEGRILIN(R). We cannot quantify the time or expense that may ultimately be required to improve or modify our existing process technologies, but it is possible that such time or expense could be substantial. Moreover, we may not be able to implement any of these improvements or modifications successfully.



     Our commercialization strategy for INTEGRILIN(R) includes establishment of multiple third party manufacturing sources on commercially reasonable terms. We may not be able to do so, and, even if such sources are established, they may not continue to be available to us on commercially reasonable terms. In the event that we are unable to obtain contract manufacturing on commercially acceptable terms, our ability to produce INTEGRILIN(R) and to conduct preclinical testing and clinical trials of product candidates would be impaired.


  IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR PRODUCTS OR SERVICES BY THIRD PARTY PAYORS, THERE MAY BE NO COMMERCIALLY VIABLE MARKETS FOR OUR PRODUCTS OR SERVICES.

     The availability and levels of reimbursement by governmental and other third party payors affect the market for any pharmaceutical product or healthcare service. These third party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for medical products and services. In certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. We may not be able to sell our products and services profitably if reimbursement is unavailable or limited in scope or amount.

     In particular, third party payors could lower the amount that they will reimburse hospitals to treat the conditions for which the FDA has approved INTEGRILIN(R). If they do, pricing levels or sales volumes of INTEGRILIN(R) may decrease. In foreign markets, a number of different governmental and private entities determine the level at which hospitals will be reimbursed for administering INTEGRILIN(R) to insured patients. If these levels are set, or reset, too low, it may not be possible to sell INTEGRILIN(R) at a profit in these markets.

     In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system. Further proposals are likely. The potential for adoption of these proposals affects or will affect our ability to raise capital, obtain additional collaborators and market our products.


     We expect to experience pricing pressures in connection with the sale of our future products and services due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

  ETHICAL, LEGAL AND SOCIAL ISSUES RELATED TO GENETIC TESTING MAY CAUSE OUR DIAGNOSTIC PRODUCTS TO BE REJECTED BY CUSTOMERS OR PROHIBITED OR CURTAILED BY GOVERNMENTAL AUTHORITIES.

     Diagnostic tests that evaluate genetic predisposition to disease raise issues regarding the use and confidentiality of the information provided by such tests. Insurance carriers and employers might discriminate on the basis of such information, resulting in a significant barrier to the acceptance of such tests by customers. This type of discrimination could cause governmental authorities to prohibit or limit the use of such tests.

  WE FACE A RISK OF PRODUCT LIABILITY CLAIMS AND MAY NOT BE ABLE TO OBTAIN INSURANCE.


     Our business exposes us to the risk of product liability claims that is inherent in the manufacturing, testing and marketing of human therapeutic products. In particular, INTEGRILIN(R) (eptifibatide) Injection is administered to patients with serious cardiovascular disease who have a high incidence of mortality. Although we have product liability and clinical trial liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. We may not be able to obtain or maintain adequate protection against potential liabilities. If we are unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position. These liabilities could prevent or interfere with our product commercialization efforts.


  GUIDELINES AND RECOMMENDATIONS CAN AFFECT THE USE OF OUR PRODUCTS.

     Government agencies promulgate regulations and guidelines directly applicable to us and to our products. In addition, professional societies, practice management groups, private health and science foundations and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the health care and patient communities. Recommendations of government agencies or these other groups or organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines that are followed by patients and health care providers could result in decreased use of our products.

RISKS RELATING TO THE NOTES

  SOME OF OUR EXISTING OBLIGATIONS ARE SECURED AND EFFECTIVELY RANK SENIOR TO THE NOTES.


     The notes are intended to be senior unsecured indebtedness and rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness. As a result, the notes effectively rank junior in right of payment to approximately $50.9 million of capital lease obligations outstanding as of February 28, 2002, to the extent of the security for those obligations, but rank senior to approximately $383.3 million of outstanding convertible subordinated notes as of the date of this prospectus. In the event of a bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on our secured indebtedness. Depending on the circumstances, we may not have sufficient assets remaining to pay amounts due on the notes then outstanding.


     In addition, the notes effectively will be subordinate to all liabilities, including trade payables, of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Consequently, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subordinate to the claims of the subsidiaries' creditors.

     The indenture for the notes does not limit our ability, or that of any of our presently existing or future subsidiaries, to incur senior or other indebtedness and other liabilities. From time to time we and our subsidiaries may incur additional indebtedness, including secured and structurally senior indebtedness, which could adversely affect our ability to pay our obligations under the notes.

  WE MAY BE UNABLE TO REPURCHASE THE NOTES.

     At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, if a change in control occurs, each holder of the notes may require us to repurchase all or a portion of that holder's notes. At maturity or if a change in control occurs, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due.

     Any future credit agreements or other agreements relating to other indebtedness, including other senior debt, to which we become a party may contain restrictions or prohibitions on our redeeming the notes while that indebtedness is outstanding. Our failure to repurchase any tendered notes or notes due upon maturity would constitute an event of default under the indenture. Any such default, in turn, may cause a default under the terms of our other indebtedness.

  THERE IS NO PUBLIC MARKET FOR THE NOTES BEING OFFERED.

     There is no public market for the notes and we are not certain of:

     - the liquidity of any market that may develop;

     - the ability of the holders to sell their notes; or

     - the price at which the holders would be able to sell their notes.

     If such a market were to exist, the notes could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not presently intend to apply for the listing of the notes on any securities exchange or for inclusion of the notes in the automated quotation system of the National Association of Securities Dealers, Inc.

RISKS RELATING TO AN INVESTMENT IN OUR COMMON STOCK

  CERTAIN PROVISIONS OF OUR CHARTER DOCUMENTS, OUR RIGHTS AGREEMENT AND DELAWARE LAW COULD DELAY OR PREVENT THE SALE OF OUR COMPANY.

     Provisions of our charter documents, our rights agreement and Delaware law may make it more difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control would result in the purchase of shares of our common stock at a premium to the market price. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

  OUR STOCK PRICE IS VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT.


     The market price of our common stock, like that of the shares of many other biotechnology companies, has been and may continue to be volatile. For example, from January 1, 2001 to March 15, 2002, our common stock traded as high as $63.50 per share and as low as $15.63 per share.

                       RATIO OF EARNINGS TO FIXED CHARGES

     We present below the ratio of our earnings to our fixed charges. Earnings consist of net loss from operations before income taxes, minority interest and the cumulative effect of change in accounting principle, plus fixed charges. Earnings also include deemed preferred stock dividends in 1999 and 2000. Fixed charges consist of interest expense, amortization of debt issuance costs, that portion of rental expense we believe to be representative of interest and deemed preferred stock dividends. The amounts for the year ended December 31, 1999 include a charge for in process research and development for $350.5 million recorded in connection with our acquisition of LeukoSite, Inc.


     During each of the last five years, our earnings were insufficient to cover our fixed charges.



                                                       YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------
                                          1997      1998       1999        2000        2001
                                        --------   -------   ---------   ---------   ---------
                                                        (DOLLARS IN THOUSANDS)
                                                             (UNAUDITED)
Ratio of earnings to fixed charges...         --        --          --          --          --
Coverage deficiency..................   $(84,632)  $(3,841)  $(381,884)  $(247,532)  $(191,850)


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the notes or shares of common stock by the selling holders.

                            DESCRIPTION OF THE NOTES

     COR originally issued the notes under a document called the "indenture," between COR and Firstar Bank, N.A., which served as trustee. In connection with our acquisition of COR, and our assumption of its obligations under the notes, we have entered into two supplemental indentures with U.S. Bank, N.A. (formerly known as Firstar Bank, N.A.). All references to "indenture" refer to the original indenture as amended and supplemented by the supplemental indentures. New York law governs both the indenture and the notes.

     The following description of the terms of the indenture is a summary. It summarizes only those portions of the indenture we believe are most important to your decision to invest in the notes. This section does not describe every aspect of the notes. The indenture, and not this summary, defines your rights as a holder of the notes. There may be other provisions in the indenture that are also important to you. You should read the indenture for a full description of the terms of the notes. We will provide a copy, at no charge, if you contact us. The indenture is also an exhibit to the registration statement of which this prospectus is a part. In this section, references to "Millennium" or "we" or "us" refer solely to Millennium Pharmaceuticals, Inc. and not any existing or future subsidiaries.

GENERAL

     The notes:

     - are senior, unsecured and unsubordinated obligations of Millennium;

     - bear an interest rate of 4.50% per year, payable on June 15 and December 15 of each year, to record holders of the notes as of the preceding June 1 or December 1;

     - mature on June 15, 2006; and

     - are limited to $300 million aggregate principal amount.

     You may convert the notes into shares of common stock initially at the conversion rate of 24.6222 shares per $1,000 principal amount at any time before the close of business on June 15, 2006, unless we have previously redeemed or repurchased the notes. We may adjust the conversion rate as described below.

     We may redeem all or a portion of the notes at our option at any time on or after June 15, 2004 at the redemption prices set forth below under "-- Optional Redemption," plus accrued and unpaid interest to the redemption date. If there is a change in control of Millennium, you may have the right to require us to repurchase your notes as described below under "-- Repurchase at Option of Holders Upon a Change in Control."

WHAT YOU SHOULD KNOW ABOUT HOW THE NOTES ARE HELD

     COR originally issued the notes:

     - in fully registered form;

     - without interest coupons; and

     - in denominations of $1,000 and greater multiples.

     The notes are evidenced by global notes that were deposited with the trustee as custodian for DTC. DTC is the depository for the global notes which are registered in the name of Cede & Co., as nominee of DTC. The global notes and any notes issued in exchange for the global notes are subject to restrictions on transfer and bear legends regarding those restrictions. Except as set forth below, record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

     - DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global notes; or

     - an event of default with respect to the notes represented by the global notes has occurred and is continuing.

     DTC or its nominee will be considered the sole owner and holder of the global notes for all purposes, and as a result:

     - you cannot receive notes registered in your name if they are represented by the global notes;

     - you cannot receive certificated, or physical, notes in exchange for your beneficial interest in the global notes;

     - you will not be considered to be the owner or holder of the global notes or any note they represent for any purpose; and

     - all payments on the global notes will be made to DTC or its nominee.

     The laws of some jurisdictions require that certain kinds of purchasers, such as certain insurance companies, can only own securities in definitive, or certificated, form. These laws may limit your ability to transfer your beneficial interests in the global notes to these types of purchasers.

     Only institutions that have accounts with DTC or its nominee, called "participants," and persons that may hold beneficial interests through participants, can own a beneficial interest in the global notes. The only place where the ownership of beneficial interests in the global notes appears, and the only way the transfer of those interests can be made, is on the records kept by DTC and the records kept by those participants.

     Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house, or next-day, funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We do not know what effect settlement in immediately available funds will have on trading activity in those beneficial interests.

     We are obligated to make cash payments of interest on, and principal of, and the redemption or repurchase price of, the global notes, as well as any payment of liquidated damages, to Cede, the nominee for DTC, as the registered owner of the global notes. We are obligated to make these payments by wire transfer of immediately available funds on each payment date.

     DTC has informed us that, with respect to any cash payment of interest on, principal of, or the redemption or repurchase price of, the global notes, as well as any payment of liquidated damages, DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global notes as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global notes held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."

     We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

     We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global notes to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions with respect to that interest, may be affected by the lack of a physical certificate evidencing its interest.

     DTC has advised us that it will take any action permitted to be taken by you, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in a global note are credited and only with respect to such portion of the principal amount of the notes represented by the global notes as to which such participant has, or participants have, given such direction.

     DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global notes. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global notes, including for payments made on the global notes, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records. During the time when the notes are evidenced by the global notes, where we refer in this prospectus to actions you may take as a holder of the notes we are referring to your taking such actions through the policies and procedures established by DTC.

CONVERSION RIGHTS

     You may, at your option, convert any portion of the principal amount of a note, in $1,000 increments, into shares of our common stock at any time prior to the close of business on June 15, 2006, unless we have previously redeemed or repurchased the note, at a conversion rate equal to 24.6222 shares per $1,000 principal amount of notes. This conversion rate is equivalent to a conversion price of $40.61 per share. The conversion rate is subject to adjustment as provided below. Your right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.

     You can convert a note into our common stock by delivering it at the corporate trust office of the trustee, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the trustee. In the case of a global note, DTC will effect the conversion upon notice from the holder of a beneficial interest in a global note in accordance with DTC's rules and procedures. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are delivered to the corporate trust office of the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The trustee will send the certificates to the conversion agent for delivery to the holder of the note being converted. The shares of common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with other outstanding shares of our common stock.

     If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a note on a regular record date, including a note surrendered for conversion after the regular record date, you will receive the interest payable on the note on the next succeeding interest payment date. Accordingly, any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment of an amount equal to the interest payable on the interest payment date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the next succeeding interest payment date.

     No other payment or adjustment for interest, or for any dividends on our common stock, will be made upon conversion. If you receive common stock upon conversion of a note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date that precedes the close of business on the conversion date. We will not issue fractional shares upon conversion of notes. Instead, we will pay an amount in cash based on the market price of the common stock at the close of business on the conversion date.

     If you deliver a note for conversion, you will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion. However, we are not required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than that of the holder of the note. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

     The conversion rate is subject to adjustment if:

          (1) there is a dividend or other distribution payable in common stock on shares of our capital stock;

          (2) we issue to all holders of common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price, calculated as described in the indenture, of our common stock;

          (3) we subdivide, reclassify or combine our common stock;

          (4) we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

     - those dividends, rights, options, warrants and distributions referred to in paragraphs (1) and (2) above,

     - dividends and distributions paid exclusively in cash, and

     - distributions upon mergers or consolidations;

          (5) we make a distribution consisting exclusively of cash, excluding any cash portion of distributions referred to in paragraph (4) above, or cash distributed upon a merger or consolidation as discussed below, to all holders of our common stock if the aggregate amount of the distribution combined together with:

     - other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made, and

     - any cash and the fair market value of other consideration payable in any tender offer by us or any subsidiary for our common stock concluded within the preceding 12 months in respect of which no adjustment has been made exceeds 10% of our market capitalization; or

          (6) the successful completion of a tender offer by us or any of our subsidiaries for our common stock that involves consideration that, together with:

     - any cash and other consideration payable in a tender offer by us or any subsidiary for our common stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made, and

     - the aggregate amount of any such all-cash distributions referred to in paragraph (5) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made exceeds 10% of our market capitalization on the expiration of such tender offer.

     We may make increases in the conversion rate in addition to those required by the provisions described above that we may consider to be advisable so that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to, or so that we may diminish any income tax liabilities of, the recipients. No adjustment of the conversion rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and give notice to you of any adjustments.

     If we merge or consolidate with another person or sell or transfer all or substantially all of our assets, each note then outstanding will, without the consent of the holder, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the note was convertible immediately prior to the merger, consolidation or sale. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

     We may, from time to time, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate. No such increase shall be taken into account for purposes of determining whether the closing price of the common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a change in control under the terms of the indenture.

     If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as a distribution of evidences of indebtedness or assets of Millennium, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to the holders of notes. See "Material United States Federal Income Tax Considerations -- U.S. Holders -- Constructive Distributions on Notes."

RANKING

     The notes rank pari passu in right of payment with all of our unsecured and unsubordinated indebtedness and are senior in right of payment to our outstanding 5.00% convertible subordinated notes due 2007 and our outstanding 5.50% convertible subordinated notes due 2007. However, the notes also are effectively subordinated to any of our secured debt to the extent of the value of the assets securing such indebtedness.

     In addition, the notes are "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of our existing and any future subsidiaries. This occurs because any right we have to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

     The indenture does not limit our ability or the ability of any subsidiary to incur additional indebtedness, including secured indebtedness.

OPTIONAL REDEMPTION

     On and after June 15, 2004, we may redeem the notes, in whole or in part, at our option, at the redemption prices specified below. The redemption price, expressed as a percentage of principal amount, is as follows for the 12-month periods beginning on June 15 of the following years:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2004........................................................    101.8%
2005........................................................    100.9%

and 100% of the principal amount on and after June 15, 2006. In each case we will also pay accrued interest to the redemption date. The indenture requires us to give notice of redemption not more than 60 and not less than 30 days before the redemption date.

     No "sinking fund" is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     If a change in control occurs, you will have the right, at your option, to require us to repurchase in cash all of your notes not called for redemption, or any portion of the principal amount of your notes that is equal to $5,000 or any greater integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued to the repurchase date.

     Within 30 days after a change in control, we are obligated to give you notice of the change in control and the repurchase right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver, on or before the 30th day after the date of our notice, irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which that right is being exercised. We are required to make the repurchase on the date that is 45 days after the date of our notice.

     A change in control will be deemed to have occurred at the time that any of the following occurs:

          (1) any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires, directly or indirectly, beneficial ownership through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; however, any acquisition by Millennium, any subsidiary of Millennium or any employee benefit plan of Millennium will not trigger this provision;

          (2) we consolidate with or merge with or into any other person or another person merges into us, except if the transaction satisfies any of the following:

     - the holders of our common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in elections of directors of the continuing or surviving corporation immediately after the transaction,

     - the transaction is a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

     - the transaction is a merger effected only to change our jurisdiction of incorporation and it results in a reclassification, conversion or exchange of outstanding shares of our common stock only into shares of common stock of another corporation; or

          (3) we convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to another person.

     However, a change in control will not be deemed to have occurred if the closing sales price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days.

     For purposes of these provisions:

     - the conversion price is equal to $1,000 divided by the conversion rate;

     - whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

     - "Person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Certain rules under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with these rules to the extent that they apply at that time.

     We may, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender at any price or by private agreement. Any note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered may not be reissued or resold and will be canceled promptly.

     The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

     Our ability to repurchase notes upon a change in control is subject to important limitations. Some of the events constituting a change in control could cause an event of default under, or be prohibited or limited by, the terms of our other debt instruments. As a result, unless we were to obtain a waiver, a repurchase of the notes could cause a default under such other debt instruments. Further, we may not have the financial resources or be able to arrange financing to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur. Any such default may, in turn, cause a default under other debt instruments, including our other outstanding convertible notes.

MERGERS AND SALES OF ASSETS BY MILLENNIUM

     We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us, unless each of the following requirements is met:

     - the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia and, if other than us, shall expressly assume the due and punctual payment of the principal of, any premium, and interest on the notes and the performance of our other covenants under the indenture;

     - immediately after giving effect to that transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

     - an officers' certificate and legal opinion relating to these conditions is delivered to the trustee.

EVENTS OF DEFAULT

     The following will constitute events of default under the indenture:

     - we fail to pay principal of or any premium on any note when due;

     - we fail to pay any interest on any note when due and that default continues for 30 days;

     - we fail to give the notice that we are required to give upon a change in control;

     - we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

     - failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us or any of our subsidiaries in excess of $10 million if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

     - events of bankruptcy, insolvency or reorganization specified in the indenture.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     If an event of default, other than an event of default arising from events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the indenture, rescind the acceleration if all events of default, other than the nonpayment of principal of the notes which have become due solely because of the acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization occurs and is continuing, then the principal of, and accrued interest on, all of the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee.

     Before you may take any action to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

     - you must have given the trustee written notice of a continuing event of default;

     - the holders of at least 25% of the aggregate principal amount of all outstanding notes must make a written request of the trustee to take action because of the default and must have offered reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action; and

     - the trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification.

     These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a note, or the repurchase price payable for a note, on or after the due dates for such payments or of the right to convert the note in accordance with the indenture.

     We will furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

MODIFICATION AND WAIVER

     The consent of the holders of a majority in principal amount of the outstanding notes affected is required to make a modification or amendment to the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

     - change the stated maturity of the principal or interest of a note;

     - reduce the principal amount, any premium or interest on any note;

     - change our obligation to pay liquidated damages in connection with our registration obligations described under "-- Registration Rights" below;

     - modify any of the provisions restricting us and our affiliates from reselling any notes that we or they may acquire if the notes have the status of restricted securities;

     - reduce the amount payable upon a redemption or mandatory repurchase;

     - modify the provisions with respect to the rights of holders of notes to cause us to repurchase the notes upon a change in control in a manner adverse to the holders;

     - change the place or currency of payment on a note;

     - impair the right to institute suit for the enforcement of any payment on any note;

     - adversely affect the right to convert the notes;

     - modify our obligation to deliver information required under Rule 144A to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

     - reduce the percentage of holders whose consent is needed to modify or amend the indenture;

     - reduce the percentage of holders whose consent is needed to waive compliance with respect to some provisions of the indenture or to waive some provisions of default; or

     - modify the provisions dealing with modification and waiver of the indenture.

     The holders of a majority in principal amount of the outstanding notes must consent to waive compliance by us with respect to restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding notes may waive any past default, except a default in the payment of principal, any premium or interest on the notes, or default in respect of a covenant or provision requiring the consent of each holder as described above.

     Notes will not be considered outstanding if money for their payment or redemption has been deposited or set aside in trust for the holders.

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to take any action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding notes on the record date and must be taken within 180 days following the record date or such other period as we may specify, or as the trustee may specify, if it set the record date. This period may be shortened or lengthened from time to time, as long as it is no more than 180 days.

REGISTRATION RIGHTS

     When COR issued the notes, it entered into a registration rights agreement. In connection with our acquisition of COR, we have assumed its obligations under the registration rights agreement, and have agreed that we will, at our expense, use our reasonable efforts to keep effective a shelf registration statement until July 12, 2003 or, if earlier, until there are no outstanding registrable securities.

     We are permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with sales of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. If the periods during which we suspend the use of the prospectus exceeds a total of 45 days in any 90-day period or a total of 90 days in any 365-day period the interest rate on the notes will increase. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement and take other actions required to permit public resales of the registrable securities.

     A holder who elects to sell any registrable securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, will be required to deliver a prospectus to purchasers, may be subject to specific civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including any indemnification provisions.

     We will, upon the request of any holder of registrable securities who has not previously returned a completed and signed notice and questionnaire, as promptly as reasonably practicable, send a notice and questionnaire to such holder. We will not be required to take any action to name such holder as a selling securityholder in the shelf registration statement until such holder has returned a completed and signed notice and questionnaire to us. After we receive the notice and questionnaire, we will as promptly as practicable include the registrable securities covered by the notice and questionnaire in the shelf registration statement, subject to restrictions on the timing and number of supplements to the shelf registration statement provided in the registration rights agreement.

     This summary of some of the provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, the registration rights agreement, a copy of which is incorporated by reference into the registration statement which includes this prospectus.

NOTICES

     We will give notice to holders of the notes by mail to the addresses of the holders as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

REPLACEMENT OF NOTES

     We will replace, at your expense, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at your expense before a replacement note will be issued.

THE TRUSTEE

     The trustee for the holders of notes issued under the indenture is U.S. Bank, N.A. (formerly known as Firstar Bank, N.A.). If an event of default shall occur, and shall not be cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of notes, unless they shall have offered to the trustee reasonable security or indemnity.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of our common stock, preferred stock and preferred stock purchase rights, please refer to our charter, by-laws and rights agreement that are incorporated by reference into the registration statement which includes this prospectus. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.


     We are authorized by our charter to issue 500,000,000 shares of common stock, $0.001 par value per share, of which 279,903,088 shares were issued and outstanding on February 28, 2002, and 5,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are issued and outstanding as of the date of this prospectus. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.


COMMON STOCK

     Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock, of which there currently is none, persons who hold more than 50% of the outstanding common stock entitled to elect members of our board of directors can elect all of the directors who are up for election in a particular year.

     Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

     Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

     Other Rights and Restrictions. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may issue in the future. Our charter and by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

     Listing.  Our common stock is listed on the Nasdaq National Market.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is EquiServe L.P., Canton, Massachusetts.

PREFERRED STOCK

     Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 5,000,000 shares of preferred stock, in one or more series. Each series of preferred stock shall have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     Our stockholders have granted the board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

     As of the date of this prospectus, our board of directors had designated 500,000 shares of preferred stock as "Series A Junior Participating Preferred Stock" in connection with our stockholder rights plan. The rights, preferences and privileges of the Series A preferred stock are described below.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     The following description is a summary of the material terms of our Series A preferred stock. This summary of our Series A preferred stock is not complete and is qualified by reference to our charter. Our charter, and not this description, defines the rights of holders of Series A preferred stock. A copy of our charter is incorporated by reference into the registration statement which includes this prospectus. As of the date of this prospectus, there are no shares of Series A preferred stock outstanding.

     Voting. Each share of Series A preferred stock is entitled to 1,000 votes, subject to adjustment if we effect a stock split or issue a stock dividend. Except as provided below, each share of Series A preferred stock votes together with the holders of common stock and all of our other capital stock on all matters voted on by stockholders.

     Dividends. The holders of shares of Series A preferred stock are entitled to quarterly cash dividends equal to the greater of $10.00 or 1,000 times the dividend declared per share of common stock, if any, other than dividends payable in common stock or by a subdivision of the outstanding common stock.

     Liquidation and Dissolution. If we are liquidated or dissolve or wind up, then we must pay the holders of outstanding shares of Series A preferred stock, before we make any payment to the holders of shares of stock ranking junior to the Series A preferred stock, an amount equal to $1,000 per share, plus all accrued and unpaid dividends, or, if greater, an amount equal to 1,000 times the amount to be paid to holders of common stock. For purposes of this liquidation preference, neither the consolidation, merger or other business combination of us with another entity nor the sale of all or any of our property, assets or business will be treated as a liquidation, dissolution or winding up of our company.

     Merger, Consolidation, etc. If we are a party to any merger, consolidation or similar transaction in which shares of our common stock are exchanged or changed into stock or securities of another entity, cash or property of another entity, then the Series A preferred stock will be exchanged or changed into an amount per share equal to 1,000 times the amount of consideration into which or for which each share of common stock is changed or exchanged in the merger, consolidation or similar transaction.

     Adjustments for Stock Splits and Other Events. In the event that we declare a dividend on our common stock that is payable in common stock or we effect a subdivision, combination or consolidation of the outstanding shares of our common stock into a greater or lesser number of shares, then the dividend, liquidation and merger or consolidation amounts payable to holders of Series A preferred stock will be increased or reduced in proportion to the resulting increase or decrease in the total number of shares of common stock outstanding.

     Redemption.  We may not redeem the Series A preferred stock.

STOCKHOLDER RIGHTS PLAN

     On April 5, 2001, our board of directors adopted a stockholder rights plan. Under the plan, each of our common stockholders received a dividend of one preferred stock purchase right, or a right, for each outstanding share of common stock that the stockholder owned. In addition, each share of our common stock issued after April 5, 2001 receives one right. The rights trade automatically with our shares of common stock and become exercisable only under the circumstances described below. The rights will expire on the close of business on April 5, 2011, subject to earlier expiration or termination as described in the rights agreement.

     The purpose of the rights is to encourage potential acquirors to negotiate with our board of directors before attempting a takeover bid and to provide our board of directors with leverage in negotiating on behalf of our stockholders the terms of any proposed takeover. The rights may have antitakeover effects. They should not, however, interfere with any merger or other business combination approved by our board of directors.

     The following description is a summary of the material terms of our stockholder rights plan. It does not restate all of the terms of the plan. The rights agreement, and not this description, defines the terms and provisions of the plan. We have filed a copy of our rights agreement as Exhibit 4.1 to our Current Report on Form 8-K, which we filed with the SEC on April 5, 2001 and which is incorporated by reference into the registration statement which includes this prospectus. You may obtain a copy at no charge by writing to us at the address listed under the caption "Where You Can Find More Information."

     Exercise of Rights. Until a right is exercised, the holder of a right will not have any rights as a stockholder. Currently, the rights are not exercisable. When the rights become exercisable, if ever, holders of the rights will be able to purchase from us a unit equal to 1/1000th of a share of our Series A preferred stock at a purchase price of $200 per unit.

     In general, the rights will become exercisable upon the earlier of:

     - ten business days following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding shares of our common stock; or

     - ten business days after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our common stock.

     Flip-In Event. If a person or group becomes the beneficial owner of 15% or more of our common stock, then each right, other than those rights held by the person or group that exceeded the 15% threshold, will then entitle its holder to receive, upon exercise, a number of shares of our common stock which is equal to the exercise price of the right divided by one-half of the market price of our common stock on the date of the occurrence of the flip-in event. However, the rights are not exercisable following such an event until such time as the rights are no longer redeemable by us, as described below.

     Flip-Over Event. If at any time after a person or group becomes the beneficial owner of 15% or more of our common stock,

     - we are acquired in a merger or other transaction in which we do not survive or in which our common stock is changed or exchanged; or

     - 50% or more of our assets or earning power is sold or transferred,

then each holder, other than the person or group that exceeded the 15% threshold, of a right will be entitled to receive, upon exercise, a number of shares of common stock of the acquiring company in the transaction equal to the exercise price of the right divided by one-half of the market price of the acquiring company's common stock on the date of the occurrence of the flip-over event.

     Exchange of Rights. At any time after a flip-in event, our board of directors may exchange the rights, other than those rights held by the person or group that exceeded the 15% threshold, in whole or in part, at an exchange ratio of one share of our common stock or one one-thousandth of a share of our Series A preferred stock for each right.

     Redemption of Rights. At any time prior to the tenth business day after the occurrence of a flip-in event, we may redeem the rights in whole, but not in part, at a price of $.001 per right.

WARRANTS; CONVERTIBLE NOTES


     As of February 28, 2002, there were outstanding warrants to purchase an aggregate of 815,286 shares of our common stock, at exercise prices ranging from $0.06 per share to $9.44 per share. None of the warrants confer upon the holders thereof any rights as stockholders until they are exercised. In addition, as of the date of this prospectus, we had outstanding convertible notes, including the notes offered pursuant to this prospectus, in the aggregate principal amount of $683.3 million. These notes are convertible into our common stock at conversion prices ranging from $34.21 per share to $42.07 per share. As a result, as of the date of this prospectus, these notes were convertible into an aggregate of 18,136,087 shares of our common stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, facilitating corporate acquisitions or paying a dividend on our capital stock.

     The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

DELAWARE LAW AND SPECIFIED CHARTER AND BY-LAW PROVISIONS

     Business Combinations. We are subject to the provisions of section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Staggered Board. Our charter provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our charter provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Under our charter, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

     Supermajority Votes Required. The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's charter or by-laws, unless a corporation's charter or by-laws, as the case may be, requires a greater percentage. Our charter and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior paragraph.

     Limitation of Liability; Indemnification. Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any shareholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his or her duty of care. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

     Stockholder Action; Special Meeting of Stockholders. Our charter provides that stockholders may take action only at a duly called annual or special meeting of stockholders and may not take action by written consent. Our charter further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, by a majority of the board of directors or by our chief executive officer, and in no event may the stockholders call a special meeting.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. The by-laws also include a similar requirement for making nominations for directors. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discusses the material U.S. federal income tax consequences to holders of the notes or our common stock into which the notes may be converted. This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, applicable existing and proposed U.S. Treasury regulations, and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to differing interpretation. Except as otherwise noted, this summary applies only to U.S. holders, as defined below, that hold the notes and our common stock into which the notes may be converted as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, for investment). It does not address tax consequences applicable to those U.S. holders that may be subject to special tax rules, such as:

     - financial institutions;

     - regulated investment companies;

     - tax-exempt organizations;

     - expatriates;

     - pension funds;

     - insurance companies;

     - dealers in securities or foreign currencies;

     - persons that will hold notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction for tax purposes;

     - persons deemed to sell notes or common stock under the constructive sale provisions of the Internal Revenue Code;

     - persons who hold notes through a partnership or other pass through entity; or

     - persons that have a primary form of currency other than the U.S. dollar (except as disclosed below under "-- Non-U.S. Holders").

     We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME, ALTERNATIVE MINIMUM, GIFT AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     For purposes of this discussion, the term U.S. holder means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes,
(i) a citizen or resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S., (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all of its substantial decisions. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is generally attributed to its owners. A non-U.S. holder means a holder of a note or common stock that is not a U.S. holder for U.S. federal income tax purposes.

U.S. HOLDERS

     The following is a summary of the material U.S. federal income tax consequences resulting from the ownership and disposition of the notes and common stock by U.S. holders.

     Payment of Interest. Any interest we pay on a note generally will be includable in the income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with each U.S. holder's method of accounting for U.S. federal income tax purposes.

     Sale, Exchange or Redemption of the Notes. Except as set forth below under "-- Conversion of the Notes" and "-- Market Discount," upon the sale, exchange or redemption of a note (including the repurchase of a note for cash pursuant to the exercise of a repurchase right in the event of a change in control), a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or redemption and the U.S. holder's adjusted tax basis in that note. For these purposes, the amount realized on the sale, exchange or redemption of a note does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into account. A U.S. holder's adjusted tax basis in a note generally will be the U.S. dollar value of the purchase price of that note on the date of purchase increased by any market discount previously included in income by the holder and reduced by any amortized premium. Gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the U.S. holder held the note for more than one year. For individual taxpayers, the deductibility of capital losses is subject to limitations.

     Constructive Distributions on Notes. The conversion price of the notes may adjust under certain circumstances. Section 305 of the Internal Revenue Code treats as a distribution taxable as a dividend, to the extent of our current or accumulated earnings and profits, certain actual or constructive distributions of stock with respect to stock or convertible securities. Under applicable Treasury regulations, an adjustment of the conversion price may, under certain circumstances, be treated as a constructive distribution to the extent that it increases the proportional interest of a U.S. holder of a note in our fully diluted common stock, whether or not the holder ever converts the note into our common stock. Similarly, a failure to adjust fully the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to a constructive distribution to U.S. holders of common stock. Generally, any constructive distribution to the U.S. holder of a note or of our common stock will be taxable as a dividend to the extent we have current or accumulated earnings and profits.

     Conversion of the Notes. A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into our common stock, except with respect to cash received in lieu of a fractional share of common stock and to the extent that the common stock issued upon conversion is treated as attributable to accrued interest on the note which will be treated as interest for federal income tax purposes. A U.S. holder's aggregate tax basis in the common stock received on conversion of a note will equal that U.S. holder's adjusted tax basis in the note at the time of conversion reduced by any basis allocable to a fractional share. The holding period for the common stock received on conversion will generally include the holding period of the note converted. However, a holder's tax basis in shares of common stock attributable to accrued interest generally will equal the amount of accrued interest included in income and the holding period will begin on the day following the date of conversion or repurchase.

     You should treat cash received in lieu of a fractional share of common stock upon conversion or repurchase as a payment in exchange for a fractional share of common stock. The receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss equal to the difference between the cash you received for the fractional share and your adjusted tax basis in the fractional share. The fair market value of the shares of common stock received which is attributable to accrued interest will be taxable as ordinary income.

     Dividends on Common Stock. If we make distributions on our common stock, those distributions will generally be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits as of the year of distribution, then as a nontaxable return of capital to the extent of the U.S. holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock.

     Sale of Common Stock. Except with respect to market discount, as described below under "-- Market Discount," upon the sale or exchange of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. holder's adjusted tax basis in the common stock. That capital gain or loss will be long-term if the U.S. holder's holding period is more than one year and will be short-term if the holding period is equal to or less than one year. A U.S. holder's basis and holding period in our common stock received upon conversion of a note are determined as discussed above under "-- Conversion of the Notes."

     Market Discount. The resale of notes may be affected by the impact on a purchaser of the market discount provisions of the Internal Revenue Code. For this purpose, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition, other than at original issue, exceeds the U.S. holder's adjusted tax basis in the note. Subject to a de minimis exception, these provisions generally require a U.S. holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition, unless the U.S. holder elects to include accrued market discount in income over the life of the note.

     The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. holder, under a constant yield method. Such an election will apply only to the note with respect to which it is made, and may not be revoked. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. If a U.S. holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income when the holder disposes of the common stock.

     Amortizable Premium. A U.S. holder who purchases a note at a premium over its stated principal amount plus accrued interest, disregarding any premium attributable to a note's conversion feature, generally may elect to treat such premium as "Section 171 premium" in which case the amount required to be included in the U.S. holder's income each year with respect to interest on the note will be reduced by the amount of Section 171 premium allocable, based on the note's yield to maturity, to such year. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. The election to amortize premium, once made, applies to all taxable debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

NON-U.S. HOLDERS

     The following discussion is a summary of the principal U.S. federal income and estate tax consequences resulting from the ownership of the notes or our common stock by non-U.S. holders.

     Payment of Interest. Generally, interest income of a non-U.S. holder that is not effectively connected with a U.S. trade or business will be subject to a withholding tax at a 30% rate, or a lower rate specified by an applicable income tax treaty. However, interest income earned on the notes by a non-U.S. holder may qualify for an exemption, referred to as the portfolio interest exemption, and as a result should not be subject to U.S. federal income tax or withholding, subject to the discussion below of backup withholding. Interest we pay on the notes to a non-U.S. holder generally should qualify for the portfolio interest exemption if:

          1. the interest is not effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

          2. the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

          3. the non-U.S. holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership (for this purpose, the holder of notes would be deemed to own constructively the common stock into which it could be converted);

          4. the non-U.S. holder, under penalty of perjury, certifies to us or our agent that it is not a U.S. person and provides its name and address, or otherwise satisfies the applicable identification requirements; and

          5. the non-U.S. holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

     If a non-U.S. holder satisfies certain requirements, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. Special certification rules apply for notes held by a foreign partnership and other intermediaries.

     A non-U.S. holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the interest is effectively connected with the conduct of a U.S. trade or business of the holder or a lower treaty rate applies and, in either case, the non-U.S. holder provides us with proper certification as to the holder's exemption from withholding. If the interest is effectively connected to the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally, and, with respect to corporate holders and under certain circumstances, the branch profits tax, which is generally imposed at a 30% rate. Non-U.S. holders should consult applicable income tax treaties, which may provide different rules. Even though effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed IRS Form W-8ECI to us or to our agent.

     Conversion of the Notes. A non-U.S. holder generally will not be subject to U.S. federal income tax on the conversion of a note into shares of our common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock on conversion, that cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock.

     Constructive Distributions on Notes. The conversion price of the notes may adjust in certain circumstances. An adjustment could potentially give rise to a deemed distribution to non-U.S. holders of the notes. See "-- U.S.
Holders -- Constructive Distributions on Notes" above. In that case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See "-- Dividends" below.

     Dividends. Subject to the discussion below of backup withholding, dividends, if any, paid on our common stock to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax, subject to reduction for non-U.S. holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in "-- U.S. Holders -- Constructive Distributions on Notes" above. Holders will be required to satisfy certain certification requirements to claim treaty benefits.

     Except to the extent otherwise provided under an applicable tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder on dividends paid, or deemed paid, that are effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder, and, if required by a tax treaty, is attributable to a permanent establishment maintained in the U.S. If the non-U.S. holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on that effectively connected income at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

     Gain on Disposition of the Notes and Common Stock. A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange or redemption of a note, or the sale or exchange of common stock, unless:

          1. in the case of an individual non-U.S. holder, that holder is present in the U.S. for 183 days or more in the year of the sale, exchange or redemption and certain other requirements are met;

          2. the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder; or

          3. we are, or have been, a "United States real property holding corporation," or USRPHC, at any time within the shorter of the five-year period before the sale, exchange or redemption of the notes or such holder's holding period, and certain other conditions are met.

Any withholding tax withheld pursuant to the rules applicable to dispositions of U.S. real property interests would be creditable against that non-U.S. holder's U.S. federal income tax liability and could entitle that non-U.S. holder to a refund upon furnishing required information to the IRS. We do not believe that we are a USRPHC or will become a USRPHC in the future.

     U.S. Federal Estate Tax. A note held by an individual who at the time of death is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to that note would not have been effectively connected with the conduct by that individual of a trade or business in the U.S. Common stock held by an individual who at the time of death is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, will be included in that individual's estate for U.S. federal estate tax purposes, and the applicable rate of tax may be reduced or eliminated if an estate tax treaty otherwise applies.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments of interest on the notes or dividends on our common stock, or the proceeds of the disposition of either, may be subject to information reporting and federal backup withholding tax at the applicable rate (currently 30% for payments made in 2002, with such rate gradually being reduced to 28% for payments made in 2006) if the recipient of such payment fails to supply to us or our paying agent a taxpayer identification number, certified under penalties of perjury, as well as certain other information and fails otherwise to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                SELLING HOLDERS

     The notes were originally issued by COR in transactions exempt from the registration requirements of the Securities Act. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and the common stock into which the notes are convertible pursuant to this prospectus.

     The following table sets forth information, as of February 8, 2002 after giving pro forma effect to our acquisition of COR, regarding the principal amounts of notes and amounts of common stock beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes or common stock. No selling holder named in the table below beneficially owns one percent or more of our common stock, assuming conversion of a selling holder's notes.


                                                                                             COMMON
                                                                 SHARES OF                    STOCK
                                                   PRINCIPAL       COMMON                  OWNED AFTER
                                                    AMOUNT         STOCK         COMMON    COMPLETION
                                                   OF NOTES     BENEFICIALLY      STOCK        OF
NAME                                              OFFERED(1)      OWNED(2)       OFFERED    OFFERING
----                                              -----------   ------------     -------   -----------
AIG/National Union Fire Insurance...............  $   500,000      12,311         12,311           0
Alexandra Global Investment Fund 1, Ltd. .......    3,000,000     249,243(3)      73,866     175,377
Argent Classic Convertible Arbitrage Fund
  (Bermuda) Ltd. ...............................      500,000     129,229(3)      12,311     116,918
BP Amoco Plc. Master Trust......................    1,535,000      37,795         37,795           0
Canyon Capital Arbitrage Master Hedge Fund,
  Ltd. .........................................    2,300,000      56,631         56,631           0
Canyon Mac 18 (RMF).............................      700,000      17,235         17,235           0
Canyon Value Realization Fund (Cayman), Ltd. ...    5,300,000     130,497        130,497           0
Citicorp Life Insurance Company.................       18,000         443            443           0
Clinton Multistrategy Master Fund, Ltd. ........    2,750,000      67,711         67,711           0
Clinton Riverside Convertible Portfolio
  Limited.......................................    4,750,000     116,955        116,955           0
Convertible Securities Fund.....................      150,000       3,693          3,693           0
Credit Suisse First Boston Corporation(4).......    5,250,000     561,618(5)     129,266     432,352
Delta Pilots D & S Trust (c/o Oaktree Capital
  Management, LLC)..............................       45,000       1,107          1,107           0
Deutsche Banc Alex Brown Inc. ..................   20,750,000     882,534(3)     510,910     371,624
Estate of James Campbell........................      216,000      10,199(3)       5,318       4,881
Fidelity Financial Trust: Fidelity Convertible &
  Securities Fund...............................    4,000,000     294,587(6)      98,488     196,099
Franklin and Marshall College...................       95,000       2,339          2,339           0
Harris Insight Convertible Securities Fund......      600,000      14,773         14,773           0
James Campbell Corporation......................      286,000       7,041          7,041           0
Jefferies & Company, Inc. ......................    1,000,000      40,214(7)      24,622      15,592
JP Morgan Securities Inc. ......................    6,890,000     812,299(8)     169,646     642,653
JMG Triton Offshore Fd Ltd. ....................    5,000,000     137,725(3)     123,111      14,614
KBC Financial Products (Cayman Islands)
  Limited.......................................    7,500,000     184,666        184,666           0

                                                                                             COMMON
                                                                 SHARES OF                    STOCK
                                                   PRINCIPAL       COMMON                  OWNED AFTER
                                                    AMOUNT         STOCK         COMMON    COMPLETION
                                                   OF NOTES     BENEFICIALLY      STOCK        OF
NAME                                              OFFERED(1)      OWNED(2)       OFFERED    OFFERING
----                                              -----------   ------------     -------   -----------
Lincoln National Global Asset Allocation Fund,
  Inc. .........................................       40,000         984            984           0
Morgan Stanley & Co. ...........................    5,000,000     123,111        123,111           0
Motion Picture Industry Health Plan -- Active
  Member Fund...................................       35,000       4,806(3)         861       3,945
Motion Picture Industry Health Plan -- Retiree
  Member Fund...................................       30,000       2,345(3)         738       1,607
Museum of Fine Arts, Boston.....................       10,000         538(3)         246         292
Nations Convertible Securities Fund.............     5,850,00     144,039        144,039           0
OCM Convertible Trust...........................      265,000      32,391(3)       6,524      25,867
Parker-Hannifin Corporation.....................      160,000       4,961(3)       3,939       1,022
Partner Reinsurance Company.....................       60,000       7,907(3)       1,477       6,430
Penn Treaty Network America Insurance Company...       95,000       2,339          2,339           0
Pioneer High Yield Portfolio....................    6,800,000     167,430        167,430           0
Pioneer High Yield VCT Portfolio................      200,000       4,924          4,924           0
Primerica Life Insurance company................      328,000       8,076          8,076           0
Putnam Asset Allocation Funds -- Balanced
  Portfolio.....................................      680,000      20,805(3)      16,743       4,062
Putnam Asset Allocation Funds -- Conservative
  Portfolio.....................................      530,000      15,382(3)      13,049       2,333
Putnam Convertible Income -- Growth Fund........    5,110,000     184,979(3)     125,819      59,160
Putnam Convertible Opportunities and Income
  Trust.........................................      180,000       6,154(3)       4,431       1,723
Putnam Variable Trust -- Putnam VT Global Asset
  Allocation Fund...............................      180,000       4,431          4,431           0
Robertson Stephens(9)...........................    3,350,000     360,328(10)     82,484     277,844
Sagamore Hill Hub Fund Ltd. ....................   10,000,000     394,782(11)    246,222     148,560
Sage Capital....................................      100,000      71,151(3)       2,462      68,689
Salomon Brothers Asset Management, Inc. ........    1,985,000      48,875         48,875           0
SG Cowen Securities.............................   10,000,000     412,609(12)    246,222     166,387
Shephard Investments International, Ltd. .......    4,000,000     373,713(3)      98,488     275,225
Stark International.............................    6,000,000     250,036(3)     147,733     102,303
Starvest Combined Portfolio.....................      640,000      15,758         15,758           0
State Employees' Retirement Fund of the State of
  Delaware......................................      295,000      24,069(3)       7,263      16,806
State of Connecticut Combined Investment
  Funds.........................................      625,000      51,339(3)      15,388      35,951
The Travelers Indemnity Company.................    1,239,000      30,506         30,506           0
The Travelers Insurance Company -- Life.........      579,000      14,256         14,256           0
The Travelers Insurance Company -- Separate
  Account TLAC..................................       41,000       1,009          1,009           0
The Travelers Life and Annuity Company..........       45,000       1,107          1,107           0
The Travelers Series Trust Convertible Bond
  Portfolio.....................................      250,000       6,155          6,155           0
The Value Realization Fund, L.P. ...............    4,000,000      98,488         98,488           0

                                                                                             COMMON
                                                                 SHARES OF                    STOCK
                                                   PRINCIPAL       COMMON                  OWNED AFTER
                                                    AMOUNT         STOCK         COMMON    COMPLETION
                                                   OF NOTES     BENEFICIALLY      STOCK        OF
NAME                                              OFFERED(1)      OWNED(2)       OFFERED    OFFERING
----                                              -----------   ------------     -------   -----------
TQA Master Fund, Ltd. ..........................    3,950,000     262,620(13)     97,257     165,363
TQA Master Plus Fund, Ltd. .....................    2,500,000     118,713(14)     61,555      57,158
Tribeca Investment L.L.C. ......................    1,500,000     607,403(15)     36,933     570,470
UBS O'Connor LLC, F/B/O UBS Global Equity
  Arbitrage Master Ltd. ........................    1,910,000      47,028         47,028           0
Value Realization Fund LP.......................    2,750,000      67,711         67,711           0
Vanguard Convertible Securities Fund, Inc. .....      510,000      54,062(3)      12,557      41,505
ZCM Asset Holding Company.......................      250,000       9,077(3)       6,155       2,922
Zurich Institutional Benchmarks Master Fund
  Limited.......................................      334,000       8,223          8,223           0


---------------

 (1) Consists solely of principal amount of our 4.50% Convertible Senior Notes being offered hereby.

 (2) Unless otherwise noted, represents share of common stock issuable upon conversion of our 4.50% Convertible Senior Notes.


 (3) Includes common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes.



 (4) Credit Suisse First Boston Corporation was an initial purchaser of the notes from COR. Credit Suisse First Boston Corporation purchased the notes listed on this table for its own account and not for purposes of distribution.



 (5) Consists of 129,266 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes, 365,370 shares of common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes and 66,982 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.



 (6) Consists of 98,488 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes and 196,099 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.



 (7) Consists of 24,622 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes and 15,592 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.



 (8) Consists of 169,646 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes and 642,653 shares of common stock.



 (9) Robertson Stephens was an initial purchaser of the notes from COR. Robertson Stephens purchased the notes listed on this table for its own account and not for purposes of distribution.



(10) Consists of 82,484 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes, 87,688 shares of common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes and 190,156 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.



(11) Consists of 246,222 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes and 148,560 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.



(12) Consists of 246,222 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes and 166,387 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.



(13) Consists of 97,257 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes, 124,955 shares of common stock issuable upon conversion of our 5.00% Convertible

     Subordinated Notes and 40,408 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.


(14) Consists of 61,555 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes, 29,229 shares of common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes and 27,929 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.



(15) Consists of 36,933 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes and 570,470 shares of common stock issuable upon conversion of our 5.50% Convertible Subordinated Notes.

                              PLAN OF DISTRIBUTION

     The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and our common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The notes and common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or our common stock may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     - through the writing of options, whether the options are listed on an options exchange or otherwise; or

     - through the settlement of short sales.

     In connection with the sale of the notes and common stock, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or common stock in the course of hedging the positions they assume. The selling holders may also sell the notes or common stock short and deliver these securities to close out their short positions, or loan or pledge the notes or common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling holders from the sale of the notes or common stock offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our common stock is listed for trading on the Nasdaq National Market.

     In order to comply with the securities laws of some states, if applicable, the notes and common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying their prospectus delivery requirements under the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     To the extent required, the specific notes or shares of our common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We have assumed COR's responsibilities under a registration rights agreement for the benefit of holders of the notes to register the notes and our common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and our common stock, including liabilities under the Securities Act. We will pay all of the expenses incurred by the selling holders incident to the offering and sale of the notes and our common stock, except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the notes or our common stock.

                                    EXPERTS


     Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



     The financial statements of COR Therapeutics, Inc. as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in our Current Report on Form 8-K dated March 28, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the notes and our common stock issuable upon conversion of the notes has been passed upon by Hale and Dorr LLP.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, the notes and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all of the notes and shares of our common stock covered by this prospectus.


          1.  Our Annual Report on Form 10-K for the year ended December 31,
     2001;



          2. Our Current Report on Form 8-K filed with the SEC on January 18, 2002;



          3. Our Current Report on Form 8-K filed with the SEC on January 22, 2002;



          4. Our Current Report on Form 8-K filed with the SEC on February 13, 2002;



          5.  Our Current Report on Form 8-K filed with the SEC on March 28,
     2002;



          6. Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 12, 2002;



          7. All of our filings pursuant to the Securities Exchange Act of 1934 after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement;



          8. The description of our common stock contained in our registration statement on Form 8-A filed with the SEC, including any amendments or reports filed for the purpose of updating that description; and



          9. The description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on April 5, 2001, including any amendments or reports filed for the purpose of updating that description.


     You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

    Investor Relations
    Millennium Pharmaceuticals, Inc.
    75 Sidney Street
    Cambridge, Massachusetts 02139
    Telephone: (617) 679-7000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by Millennium Pharmaceuticals, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the notes or shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee -- Securities and Exchange Commission............   $ 27,600
Legal fees and expenses.....................................   $ 40,000
Accounting fees and expenses................................   $ 20,000
Miscellaneous expenses......................................   $ 12,400
                                                               --------
     Total Expenses.........................................   $100,000
                                                               ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Millennium has included such a provision in its Restated Certificate of Incorporation.

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article Eight of our Restated Certificate of Incorporation provides that no director shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty. Article Nine of our Restated Certificate of Incorporation also provides that a director or officer:

     - shall be indemnified by Millennium against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of Millennium) brought against him by virtue of his position as a Millennium director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Millennium, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

     - shall be indemnified by Millennium against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of Millennium brought against him by virtue of his position as a Millennium director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Millennium, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to Millennium, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

     In addition, to the extent that a director or officer has been successful, on the merits or otherwise, in defense of any action or proceeding, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by Millennium against all expenses (including attorneys' fees) incurred. Expenses will be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless Millennium determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by Millennium that the director or officer did not meet the applicable standard of conduct required for indemnification, or if Millennium fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give Millennium notice of the action for which indemnity is sought and Millennium has the right to participate in such action or assume the defense thereof.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   4.1(1) Indenture between COR Therapeutics, Inc., as Issuer, and
          Firstar Bank, N.A., as Trustee, dated June 11, 2001
   4.2*   First Supplemental Indenture dated as of February 12, 2002 between the Registrant, COR Therapeutics, Inc. and U.S.
          Bank, N.A. (formerly known as Firstar Bank, N.A.)
   4.3*   Second Supplemental Indenture dated as of February 12, 2002 between the Registrant and U.S. Bank, N.A. (formerly known as Firstar Bank, N.A.)
   4.4(1) Registration Rights Agreement among COR Therapeutics, Inc.
          and Goldman, Sachs & Co., Robertson Stephens Inc., Credit
          Suisse First Boston Corporation, CIBC World Markets Corp.,
          and Needham & Company, Inc., dated June 11, 2001
   5.1*   Opinion of Hale and Dorr LLP
  12      Computation of Ratio of Earnings to Fixed Charges
  23.1    Consent of Ernst & Young LLP, Independent Auditors
  23.2*   Consent of Hale and Dorr LLP, included in Exhibit 5.1
  23.3    Consent of Ernst & Young LLP, Independent Auditors
  24.1*   Power of Attorney
  25 (1)  Form T-1. Statement of Eligibility under the Trust Indenture
          Act of Firstar Bank, N.A.


---------------


 * Previously filed.


(1) Filed as an exhibit to the Quarterly Report on Form 10-Q of COR Therapeutics, Inc. for the period ended June 30, 2001 and incorporated by reference herein.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on March 26, 2002.


                                          MILLENNIUM PHARMACEUTICALS, INC.

                                          By:    /s/ JOHN B. DOUGLAS III
                                            ------------------------------------
                                                    John B. Douglas III
                                             Senior Vice President and General
                                                           Counsel


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                 /s/ MARK J. LEVIN*                    Chairperson of the Board of     March 26, 2002
-----------------------------------------------------    Directors, President and
                    Mark J. Levin                        Chief Executive Officer
                                                           (Principal Executive
                                                                 Officer)

                 /s/ KEVIN P. STARR*                   Chief Operating Officer and     March 26, 2002
-----------------------------------------------------    Chief Financial Officer
                   Kevin P. Starr                        (Principal Financial and
                                                           Accounting Officer)

                 /s/ EUGENE CORDES*                              Director              March 26, 2002
-----------------------------------------------------
                    Eugene Cordes

               /s/ SHAUN R. COUGHLIN*                            Director              March 26, 2002
-----------------------------------------------------
                  Shaun R. Coughlin

                /s/ GINGER L. GRAHAM*                            Director              March 26, 2002
-----------------------------------------------------
                  Ginger L. Graham

             /s/ A. GRANT HEIDRICH, III*                         Director              March 26, 2002
-----------------------------------------------------
               A. Grant Heidrich, III

                                                                 Director
-----------------------------------------------------
                  Vaughn M. Kailian

              /s/ RAJU S. KUCHERLAPATI*                          Director              March 26, 2002
-----------------------------------------------------
                Raju S. Kucherlapati

                 /s/ ERIC S. LANDER*                             Director              March 26, 2002
-----------------------------------------------------
                   Eric S. Lander

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                  /s/ ERNEST MARIO*                              Director              March 26, 2002
-----------------------------------------------------
                    Ernest Mario

             /s/ EDWARD D. MILLER, JR.*                          Director              March 26, 2002
-----------------------------------------------------
                Edward D. Miller, Jr.

                /s/ NORMAN C. SELBY*                             Director              March 26, 2002
-----------------------------------------------------
                   Norman C. Selby

                 /s/ KENNETH E. WEG*                             Director              March 26, 2002
-----------------------------------------------------
                   Kenneth E. Weg

* By:          /s/ JOHN B. DOUGLAS III
     ------------------------------------------------
                 John B. Douglas III
                 As Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   4.1(1) Indenture between COR Therapeutics, Inc., as Issuer, and
          Firstar Bank, N.A., as Trustee, dated June 11, 2001
   4.2*   First Supplemental Indenture dated as of February 12, 2002 between the Registrant, COR Therapeutics, Inc. and U.S.
          Bank, N.A. (formerly known as Firstar Bank, N.A.)
   4.3*   Second Supplemental Indenture dated as of February 12, 2002 between the Registrant and U.S. Bank, N.A. (formerly known as Firstar Bank, N.A.)
   4.4(1) Registration Rights Agreement among COR Therapeutics, Inc.
          and Goldman, Sachs & Co., Robertson Stephens Inc., Credit
          Suisse First Boston Corporation, CIBC World Markets Corp.,
          and Needham & Company, Inc., dated June 11, 2001
   5.1*   Opinion of Hale and Dorr LLP
  12      Computation of Ratio of Earnings to Fixed Charges
  23.1    Consent of Ernst & Young LLP, Independent Auditors
  23.2*   Consent of Hale and Dorr LLP, included in Exhibit 5.1
  23.3    Consent of Ernst & Young LLP, Independent Auditors
  24.1*   Power of Attorney
  25 (1)  Form T-1. Statement of Eligibility under the Trust Indenture
          Act of Firstar Bank, N.A.


---------------


 * Previously filed.


(1) Filed as an exhibit to the Quarterly Report on Form 10-Q of COR Therapeutics, Inc. for the period ended June 30, 2001 and incorporated by reference herein.